Exhibit 10.6
1820 Gateway Drive, Suite 250
San Mateo, California 94404
July 15, 2011
ED ABBO
187 Mountain Home Road
WOODSIDE, CA 94062
Dear Ed:
This letter sets forth our mutual agreements regarding your ongoing employment with C3, LLC (the “Company”), and modifies your July 22, 2009 offer letter, as well as the equity agreements related to your employment. Your ongoing role with the Company will be as follows:

Title:	President and Chief Technology Officer

Reporting To:	Tom Siebel, Chairman and CEO

Salary:	$350,000 per year

Target Bonus:	150000
Equity: The vesting schedules of the equity grants that the Company has made to you are hereby amended as follows:
•The 2,793,000 unvested Class C units under your October 23, 2009 profits interest grant (which covered a total of 4,410,000 Class C Units of the Company, of which 1,617,000 shares are currently and will remain vested) will vest in equal monthly increments over the sixty (60) month period following the date of this letter.
•The 450,000 Class C units issuable pursuant to your January 18, 2011 stock option (all of which are currently unvested) will vest 20% on the first anniversary of this letter and then 1.66% each month thereafter.
Except as provided herein, all other terms of your offer letter and equity agreements remain unchanged and in full effect.
We appreciate your many contributions to C3 and look forward to working with you in your new role.

Sincerely,	UNDERSTOOD AND ACCEPTED:

/s/ Thomas M. Siebel	/s/ Ed Abbo
Thomas M. Siebel	Ed Abbo
Chief Executive Officer	Date:	August 18, 2011